HESKA CORPORATION
           MANAGEMENT INCENTIVE COMPENSATION PLAN
                            2001


This plan is intended to provide incentives to the senior management of Heska Corporation for the achievement of goals and objectives that are essential to the growth and continued success of the Company. This management incentive compensation ("MIC") plan replaces in its entirety the 1999 Heska Corporation Executive Bonus Plan.

The MIC plan target payouts for 2001 are based on a percentage of the individuals base pay earned during the year 2001, excluding any other commissions, bonuses, relocation payments or other forms of compensation not considered part of the employees base pay.

For individuals becoming eligible for participation in the MIC plan after January 1, all MIC calculations shall be based on the amount of base pay earned while a plan participant; earnings prior to becoming a plan participant shall be excluded. Any individual becoming eligible to participate in the MIC plan after June 30, must have Compensation Committee approval.

The plan targets for 2001 are as follows:

       Chief Executive Officer   60% of base pay
       Chief Operating Officer   50% of base pay
       Chief Financial Officer   35% of base pay
       Executive Vice            35% of base pay
       Presidents
       Vice Presidents           30% of base pay
       Directors                 25% of base pay

The total MIC target for each participant shall be earned based on the achievement of the following objectives:

       Net Income (Loss)         50% of target earned
       Total Revenue             25% of target earned
       Discretionary             25% of target earned
       Total MIC Target          100% of target earned

The Net Income (Loss) objective and Total Revenue objective shall be based on the final approved 2001 Consolidated
Budget for the Company. The Discretionary objective shall be based on individual contributions as determined by the Chief Executive Officer, for all plan participants other than the CEO, and as determined by the Compensation
Committee for the CEO.



NET INCOME (LOSS) OBJECTIVE
---------------------------
The amount of the Net Income (Loss) objective earned shall be determined as follows:

ACTUAL NET LOSS AS % OF       AMOUNT OF OBJECTIVE
BUDGET                        EARNED
115 % or greater              0%
106 % to 115%                 50%
101% to 105%                  75%
100%                          100%
For every 1% above budget     Increase amount earned by 1%

TOTAL REVENUE OBJECTIVE
-----------------------
The amount of the Total Revenue objective earned shall be determined as follows:

ACTUAL REVENUE AS % OF        AMOUNT OF OBJECTIVE
BUDGET                        EARNED
Less than 85 %                0%
85 % to 94%                   50%
95% to 99%                    75%
100%                          100%
For every 1% above budget     Increase amount earned by 1%

The total MIC payment earned by any participant shall not exceed 200% of their base pay.

All MIC amounts earned shall be paid in cash only after the Compensation Committee has reviewed management's calculations of such bonus payouts, in conjunction with the audited financial statements for the year in question. MIC Plan participants must remain employees of Heska Corporation or one of its affiliates in a position which qualifies for MIC Plan participation, through December 31, 2001 in order to be eligible to earn any payouts under this plan.